Exhibit 99.1
Press Release
Eagle Bulk Shipping Inc. Reports Second Quarter 2008 Results
— Second Quarter Net Income Increased 25% —
— Open Supramax Chartered at 121% Increase —
— Declares Second Quarter Dividend of $0.50 —
NEW YORK, NY, August 6, 2008 — Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the second quarter of 2008.
Financial Highlights for the Second Quarter included:
•	Net Income of $14.9 million or $0.32 per share (based on a weighted average of 47,123,585 diluted shares outstanding for the quarter), up 25% from net income of $11.9 million or $0.29 per share (based on a weighted average of 41,811,854 diluted shares outstanding for the quarter) in the second quarter of 2007.

•	Gross time charter revenue increased by $8.1 million, or 26%, to $39.1 million for the second quarter of 2008, from $31.0 million for the second quarter of 2007. Net time charter revenue increased by $8.9 million, or 31%, to $37.2 million for the second quarter of 2008, from $28.3 million for the second quarter of 2007.

•	EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, increased by 24% to $27.8 million for the second quarter of 2008, from $22.3 million for the second quarter of 2007. Please see below for a reconciliation of EBITDA to net income.

•	Declared and paid a dividend of $0.50 per share, or $23.4 million, on May 23, 2008, based on the first quarter 2008 results.
Operational Highlights for the Second Quarter included:
•	The Company’s fleet utilization rate in the second quarter of 2008 was 99.9%.

•	The acquisition of two charter-free Supramax vessels for a total price of approximately $146 million:
o	Goldeneye, a 2002 built 52,421 dwt Supramax which delivered in June 2008 and commenced a one-year charter at $61,000 per day.

o	Redwing, a 2007 built 53,000 dwt Supramax expected to deliver charter-free in September 2008.
•	Delivery of the first of its 35 newbuilding Supramax vessels:
o	The 53,100 dwt Wren was delivered into the Company’s fleet in June 2008, 70 days ahead of schedule and immediately commenced a 10 year term charter.
Based on the second quarter results, the Company has declared a cash dividend of $0.50 per share payable on or about August 26, 2008, to shareholders of record as of August 20, 2008, bringing aggregate dividends paid to $6.10.
Additionally, the Company chartered one of its open vessels, Cardinal, for a period of 11 to 13 months at a daily time charter rate of $62,000 representing a 121% increase.
Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, “We are very pleased with our strong results and the achievement of record revenues in the second quarter, which the Company delivered as we advanced our strategic growth plan. Specifically, we acquired two modern Supramax vessels: Goldeneye, which commenced a one-year charter at $61,000 per day, and Redwing, which will deliver charter-free in September. Further, we have chartered the open vessel Cardinal for $62,000 per day for a period of one year commencing this month.
Mr. Zoullas continued, “We also took delivery of the first of our 35 newbuilding vessels, Wren, well ahead of schedule and the vessel immediately commenced a long-term time charter. With the commencement of the deliveries of our newbuild vessels, Eagle Bulk is now on a rapid expansion phase which will see significantly enhanced growth in cashflow and earnings.”
Results of Operations for the three month periods ended June 30, 2008 and 2007
     All of the Company’s revenues were earned from Time Charters. Gross revenues in the second quarter of 2008 were $39,170,513, an increase of 26% from the $31,011,901 recorded in the comparable quarter in 2007, primarily due to a larger fleet size, as reflected by increased operating days, and an increase in daily time charter rates. Brokerage commissions incurred on revenues earned were $1,947,313 and $1,593,854 in the second quarters of 2008 and 2007, respectively. The second quarter of 2007 also reflected an amortization charge of net prepaid and deferred charter revenue of $1,080,000. Net revenues during the three months ended June 30, 2008, and 2007 were $37,223,200 and $28,338,047, respectively, an increase of 31%.
     For the second quarter of 2008, total vessel expenses incurred amounted to $7,596,479. These expenses included $7,110,980 in vessel operating costs and $485,499 in technical management fees paid to the Company’s third-party technical managers. For the corresponding quarter in 2007, total vessel expenses were $6,856,581 which included $6,435,504 in vessel operating costs and $421,077 in technical management fees.
     General and administrative expenses for the three-month periods ended June 30, 2008 and 2007 were $4,762,933 and $1,697,530, respectively. The increase in general and administrative expenses is attributed to expenses associated with a larger fleet.
     EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, increased by 24% to $27,802,569 for the second quarter of 2008, from $22,336,443 for the comparable quarter in 2007. (Please see below for a reconciliation of EBITDA to net income)
     Net income for the second quarter of 2008 was $14,906,130, an increase of 25% from $11,924,695 in the comparable quarter in 2007. Earnings per share in the second quarter of 2008 were $0.32, based on a weighted average of 47,123,585 diluted shares outstanding. In the comparable quarter of 2007, earnings per share were $0.29, based on a weighted average of 41,811,854 diluted shares outstanding.
Results of Operations for the six month periods ended June 30, 2008 and 2007
     All of the Company’s revenues were earned from Time Charters. Gross revenues in the six-month period of 2008 were $77,781,434, an increase of 29% from the $60,488,275 recorded in the comparable period in 2007, primarily due to a larger fleet size, as reflected by increased operating days, and an increase in daily time charter rates. Third party brokerage commissions incurred on revenues earned were $3,872,218 and $3,081,696 in the six-month periods of 2008 and 2007, respectively. The six-month period of 2007 also reflected an amortization charge of net prepaid and deferred charter revenue of $2,160,000. Net revenues during the six-month periods ended June 30, 2008, and 2007 were $73,909,216 and $55,246,579, respectively, an increase of 34%.

     For the six-month period of 2008, total vessel expenses incurred amounted to $15,587,740. These expenses included $14,550,939 in vessel operating costs and $1,036,801 in technical management fees paid to the Company’s third-party technical managers. For the corresponding period in 2007, total vessel expenses were $13,102,479 which included $12,271,965 in vessel operating costs and $830,514 in technical management fees.
     General and administrative expenses for the six-month periods ended June 30, 2008 and 2007 were $9,812,092 and $6,600,573, respectively. The increase in general and administrative expenses is attributed to expenses associated with a larger fleet.
     EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, increased by 25% to $55,350,374 for the six-month period of 2008, from $44,106,210 for the comparable period in 2007. (Please see below for a reconciliation of EBITDA to net income)
     Net income for the six-month period of 2008 was $29,251,940, an increase of 43% from $20,412,483 in the comparable period in 2007. Earnings per share for the six-month period of 2008 were $0.62, based on a weighted average of 47,047,552 diluted shares outstanding. In the comparable period of 2007, earnings per share were $0.51, based on a weighted average of 39,658,525 diluted shares outstanding.
Liquidity and Capital Resources
     Net cash provided by operating activities during the six month periods ended June 30, 2008 and 2007 was $49,815,118 and $37,606,769, respectively. The increase was primarily due to cash generated from the operation of the fleet for 3,294 days in the six month period ended June 30, 2008 compared to 2,854 days during the same period in 2007.
     Net cash used in investing activities during the six month period ended June 30, 2008, was $159,879,332 compared to $166,314,920 during the corresponding period in 2007. Investing activities during the current six month period included an amount of $70,103,682 spent for the acquisition of the GOLDENEYE, placing a deposit of $7,650,000 for a vessel, REDWING, which is to be delivered in September 2008, and advancing a total of $82,055,976 for the newbuilding vessel construction program. Investing activities during the comparable six month period in 2007 primarily relates to the expenditure of $138,803,974 for the acquisition of three Supramax vessels, SHRIKE, SKUA and KITTIWAKE, advances of $39,522,428 for the newbuilding vessel construction program, and net proceeds of $12,011,482 from the sale of the SHIKRA, a 1984-built Handymax vessel, to an unrelated third party.
     Net cash provided by financing activities during the six month period ended June 30, 2008 was $20,157,135, compared to net cash provided by financing activities of $129,312,075 during the corresponding six month period in 2007. Financing activities during the current six month period included borrowings of $68,451,753 from our revolving credit facility to fund the newbuilding program, and paying $46,763,820 in dividends. Financing activities during the comparable six month period in 2007 primarily relates to gross proceeds of $110,171,870 from the sale of common shares of the Company’s stock, incurring costs of $3,186,989 associated with the share sale, borrowings of $74,841,779 from our revolving credit facility, debt repayments of $12,440,000 from the gross proceeds of the sale of the SHIKRA, and payment $39,165,910 in dividends.
     As of June 30, 2008, the Company’s cash balance was $62,996,613 compared to a cash balance of $22,879,415 at June 30, 2007. In addition, $10,000,000 in cash deposits are maintained with the lender for loan compliance purposes and this amount is recorded in Restricted Cash in the financial statements as of June 30, 2008. Also recorded in Restricted Cash is an amount of $276,056 which is collateralizing a letter of credit relating to the Company’s office leases.

     As of June 31, 2008, total availability under the $1,600,000,000 revolving credit facility is $934,305,357. The facility also provides the Company with the ability to borrow up to $20,000,000 for working capital purposes. The Company anticipates that its current financial resources, together with cash generated from operations and, if necessary, borrowings under the revolving credit facility will be sufficient to fund the operations of its fleet, including working capital requirements, for the foreseeable future. The Company is in compliance with all of the covenants contained in its debt agreements as of June 30, 2008.
Disclosure of Non-GAAP Financial Measures
     EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company’s financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.
     The Company’s revolving credit facility permits it to pay dividends in amounts up to its cumulative free cash flows which is earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking. Therefore, the Company believes that this non-GAAP measure is important for its investors as it reflects its ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA:

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net Income	$14,906,130	$11,924,695	$29,251,940	$20,412,483
Interest Expense	3,449,217	3,160,439	6,799,470	6,312,564
Depreciation and Amortization	7,390,982	6,046,953	14,727,021	11,837,584
Amortization of Prepaid and Deferred Revenue	—	1,080,000	—	2,160,000
EBITDA	25,746,329	22,212,087	50,778,431	40,722,631
Adjustments for Exceptional Items:
Non-cash Compensation Expense (1)	2,056,240	124,356	4,571,943	3,383,579

Credit Agreement EBITDA	$27,802,569	$22,336,443	$55,350,374	$44,106,210

(1)	Stock based compensation related to stock options, restricted stock units, and management’s participation in profits interests in the Company’s former principal shareholder Eagle Ventures LLC.
     Capital Expenditures and Drydocking
     The Company’s capital expenditures relate to the purchase of vessels and capital improvements to its vessels which are expected to enhance the revenue earning capabilities and safety of these vessels. As of June 30, 2008, the fleet currently consists of 20 vessels which are currently operational, 34 newbuilding vessels which have been contracted for construction and will be delivered between 2008 and 2012 and one modern second-hand vessel which is scheduled for delivery in September 2008.

     In addition to acquisitions that may be undertaken in future periods, the Company’s other major capital expenditures include funding the Company’s maintenance program of regularly scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Management anticipates that vessels are to be drydocked every two and a half years and funding is to be met with cash from operations. Drydocking costs incurred are amortized to expense on a straight-line basis over the period through the date the next drydocking for those vessels are scheduled to occur. The Company drydocked two vessels in the six-month period ended June 30, 2008. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
September 30, 2008	88	$2.00 million
December 31, 2008	22	$0.50 million
March 31, 2009	22	$0.50 million
June 30, 2009	22	$0.50 million

(1)	While we estimate 22 days per vessel, actual duration of drydocking a vessel will vary based on the condition of the vessel, yard schedules and other factors.

(2)	Actual costs will vary based on various factors, including where the drydockings are actually performed.
Summary Consolidated Financial and Other Data:
The following table summarizes the Company’s selected consolidated financial and other data (unaudited) for the periods indicated below.
CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues, net of Commissions	$37,223,200	$28,338,047	$73,909,216	$55,246,579

Vessel Expenses	7,596,479	6,856,581	15,587,740	13,102,479
Depreciation and Amortization	7,390,982	6,046,953	14,727,021	11,837,584
General and Administrative Expenses	4,762,933	1,697,530	9,812,092	6,600,573
Gain on Sale of Vessel	—	—	—	(872,568)

Total Operating Expenses	19,750,394	14,601,064	40,126,853	30,668,068

Operating Income	17,472,806	13,736,983	33,782,363	24,578,511

Interest Expense	3,449,217	3,160,439	6,799,470	6,312,564
Interest Income	(882,541)	(1,348,151)	(2,269,047)	(2,146,536)

Net Interest Expense	2,566,676	1,812,288	4,530,423	4,166,028

Net Income	$14,906,130	$11,924,695	$29,251,940	$20,412,483

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Weighted Average Shares Outstanding :
Basic	46,763,160	41,713,820	46,757,849	39,593,975
Diluted	47,123,585	41,811,854	47,047,552	39,658,525

Per Share Amounts:
Basic Net Income	$0.32	$0.29	$0.63	$0.52
Diluted Net Income	$0.32	$0.29	$0.62	$0.51
Cash Dividends Declared and Paid	$0.50	$0.50	$1.00	$1.01

	June 30,	June 30,	June 30,	June 30,
Fleet Operating	2008	2007	2008	2007
Number of Vessels in Operating Fleet	20	18	20	18
Ownership Days	1,656	1,447	3,294	2,854
Available Days	1,617	1,438	3,255	2,833
Operating Days	1,616	1,435	3,249	2,822
Fleet Utilization	99.9%	99.8%	99.8%	99.6%
CONSOLIDATED BALANCE SHEETS:

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS:
Current Assets:
Cash	$62,996,613	$152,903,692
Accounts Receivable	4,298,844	3,392,461
Prepaid Expenses	2,119,223	1,158,113

Total Current Assets	69,414,680	157,454,266
Fixed Assets:
Advances for Vessel Acquisition	7,650,000	—
Vessels and Vessel Improvements, at cost, net of Accumulated Depreciation of $66,211,384 and $52,733,604, respectively	717,738,187	605,244,861
Advances for Vessel Construction	380,671,562	344,854,962
Restricted Cash	10,276,056	9,124,616
Deferred Drydock Costs, net of Accumulated Amortization of $3,702,494 and $2,453,253, respectively	4,168,529	3,918,006
Deferred Financing Costs	14,138,345	14,479,024
Other Assets	4,333,556	932,638

Total Assets	$1,208,390,915	$1,136,008,373

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$1,774,373	$3,621,559
Accrued Interest	4,208,254	455,750
Other Accrued Liabilities	2,846,977	1,863,272
Unearned Charter Hire Revenue	5,941,253	4,322,024

Total Current Liabilities	14,770,857	10,262,605

Long-term Debt	665,694,643	597,242,890
Deferred Revenue	8,793,903	—

	June 30, 2008	December 31, 2007
	(Unaudited)
Other Liabilities	12,223,412	13,531,883

Total Liabilities	701,482,815	621,037,378

Stockholders’ Equity:
Preferred Stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common shares, $.01 par value, 100,000,000 shares authorized, 46,770,486 and 46,727,153 shares issued and outstanding, respectively	467,704	467,271
Additional Paid-In Capital	607,738,367	602,929,530
Retained Earnings (net of Dividends declared of $215,289,302 and $168,525,482 respectively)	(93,338,441)	(75,826,561)
Accumulated Other Comprehensive Loss	(7,959,530)	(12,599,245)

Total Stockholders’ Equity	506,908,100	514,970,995

Total Liabilities and Stockholders’ Equity	$1,208,390,915	$1,136,008,373

	Six Months Ended
	June 30, 2008	June 30, 2007
Cash Flows from Operating Activities:
Net Income	$29,251,940	$20,412,483
Adjustments to Reconcile Net Income to Net Cash provided by Operating Activities:
Items included in net income not affecting cash flows:
Depreciation	13,477,780	11,234,675
Amortization of Deferred Drydocking Costs	1,249,241	602,909
Amortization of Deferred Financing Costs	123,219	117,784
Amortization of Prepaid and Deferred Charter Revenue	—	2,160,000
Non-cash Compensation Expense	4,571,943	3,383,579
Gain on Sale of Vessel	—	(872,568)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(906,383)	(791,595)
Prepaid Expenses	(961,110)	24,579
Accounts Payable	(1,847,186)	1,481,907
Accrued Interest	3,752,504	94,759
Accrued Expenses	983,705	(350,612)
Drydocking Expenditures	(1,499,764)	(628,307)
Unearned Charter Hire Revenue	1,619,229	737,176

Net Cash Provided by Operating Activities	49,815,118	37,606,769

Cash Flows from Investing Activities:
Advances for Vessel Acquisition	(7,650,000)	—
Purchase of Vessels and Vessel Improvements	(70,103,682)	(138,803,974)
Advances for Vessel Construction	(82,055,976)	(39,522,428)
Proceeds from Sale of Vessel	—	12,011,482
Advances for Leasehold Improvements	(69,674)	—

Net Cash Used in Investing Activities	(159,879,332)	(166,314,920)

Cash Flows from Financing Activities:
Issuance of Common Stock	237,327	110,171,870

	Six Months Ended
	June 30, 2008	June 30, 2007
Equity Issuance Costs	—	(3,186,989)
Bank Borrowings	68,451,753	74,841,779
Repayment of Bank Debt	—	(12,440,000)
Changes in Restricted Cash	(1,151,440)	(800,000)
Deferred Financing Costs	(616,685)	(108,675)
Cash Dividends	(46,763,820)	(39,165,910)

Net Cash Provided by Financing Activities	20,157,135	129,312,075

Net (Decrease)/Increase in Cash	(89,907,079)	603,924
Cash at Beginning of Period	152,903,692	22,275,491

Cash at End of Period	$62,996,613	$22,879,415

Supplemental Cash Flow Information:
Cash paid during the period for Interest (including Capitalized interest of $7,729,831 and $1,165,560 respectively)	$14,424,367	$7,383,525
     Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.
     The following table represents certain information about the Company’s revenue earning charters on its operating fleet as of June 30, 2008:

	Year			Daily Time
Vessel	Built	Dwt	Time Charter Expiration (1)	Charter Hire Rate
Cardinal	2004	55,408	May 2008 to August 2008	$28,000
			August 2008 to Jun/Sep 2009	$62,000
Condor (2)	2001	50,296	May 2009 to August 2009	$20,500
Falcon (3)	2001	50,296	April 2008 to July 2008	$20,950
			July 2008 to Apr/Jun 2010	$39,500
Griffon	1995	46,635	March 2009 to June 2009	$20,075
Harrier (4)	2001	50,296	June 2009 to September 2009	$24,000
Hawk I	2001	50,296	April 2009 to June 2009	$22,000
Heron (5)	2001	52,827	January 2011 to March 2011	$26,375
Jaeger (6)	2004	52,248	July 2008 to September 2008	$27,500
Kestrel I (7)	2004	50,326	April 2008 to June 2008	$18,750
			June 2008 to April 2009	$20,000
Kite	1997	47,195	September 2009 to January 2010	$21,000
Merlin(8)	2001	50,296	December 2010 to March 2011	$25,000
Osprey I (9)	2002	50,206	July 2008 to November 2008	$21,000
			November 2008 to December 2009	$25,000

	Year			Daily Time
Vessel	Built	Dwt	Time Charter Expiration (1)	Charter Hire Rate
Peregrine	2001	50,913	December 2008 to February 2009	$20,500
Sparrow (10)	2000	48,225	February 2010 to April 2010	$34,500
Tern (11)	2003	50,200	February 2009 to April 2009	$20,500
Shrike (12)	2003	53,343	April 2009 to June 2009	$24,600
			June 2009 to Aug 2010	$25,600
Skua (13)	2003	53,350	May 2009 to August 2009	$24,200
			August 2009 to September 2010	$25,200
Kittiwake (14)	2002	53,146	May 2008 to August 2008	$30,400
			August 2008 to July/Sep 2009	$56,250
Goldeneye	2002	52,421	May 2009 to August 2009	$61,000
				$24,750
Wren (15)	2008	53,100	Feb 2012	$18,000 (with
			Feb 2012 to Dec 2018/Apr 2019	profit share)

(1)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 2.25% to 6.25%, to third party ship brokers.

(2)	The charterer of the CONDOR has exercised its option to extend the charter period by 11 to 13 months at a time charter rate of $22,000 per day.

(3)	Upon the conclusion of the current charter in July 2008, the FALCON commenced a new time charter with a rate of $39,500 per day for 21 to 23 months. The charterer has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $41,000.

(4)	The daily rate for the HARRIER is $27,000 for the first year and $21,000 for the second year. Revenue recognition is based on an average daily rate of $24,000.

(5)	The previous time charter on the HERON at a daily rate of $24,000 ended in January 2008. The vessel commenced a new time charter with a rate of $26,375 per day for 36 to 39 months. The charterer has an option for a further 11 to 13 months at a time charter rate of $27,375 per day. The charterer has a second option for a further 11 to 13 months at a time charter rate of $28,375 per day.

(6)	The charter rate for the JAEGER may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case be greater than $27,500 per day or less than $22,500 per day.

(7)	The charterer of the KESTREL I has exercised its option to extend the charter period by 11 to 13 months at a daily time charter rate of $20,000 per day.

(8)	The daily rate for the MERLIN is $27,000 for the first year, $25,000 for the second year and $23,000 for the third year. Revenue recognition is based on an average daily rate of $25,000.

(9)	The charterer of the OSPREY I has exercised its option to extend the charter period by up to 11 to 13 months at a time charter rate of $25,000 per day. The charterer has an additional option to extend for a further 11 to 13 months at a time charter rate of $25,000 per day.

(10)	The SPARROW was previously on a time charter at a base rate of $24,000 per day for 11 to 13 months with a profit share of 30% of up to the first $3,000 per day over the base rate. This charter ended in February 2008.

(11)	The TERN previously was on a time charter at a daily rate of $19,000. This charter ended in March 2008 and the charterer has exercised its option to extend the charter period by 11 to 13 months at a time charter rate of $20,500 per day.

(12)	The charterer of the SHRIKE has exercised their option to extend the charter period by 12 to 14 months at a daily time charter rate of $25,600.

(13)	The charterer of the SKUA has exercised an option to extend the charter period by 11 to 13 months at a daily time charter rate of $25,200.

(14)	The KITTIWAKE is employed on a time charter for 11 to 13 months. The charter rate may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case be greater than $30,400 per day or less than $24,400 per day. Upon conclusion of this charter in August 2008, the KITTIWAKE will commence a new time charter with a rate of $56,250 per day for 11 to 13 months.

(15)	The WREN has entered into a long-term charter. The charter rate until February 2012 is $24,750 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $20,306.
     The Company had entered into a 35 vessel construction program. The first of these vessels, the Wren, was constructed in China and delivered to the Company in June 2008. As of June 30, 2008, the Company has contracts for 34 vessels to be constructed in China and Japan. The following table represents certain information about the Company’s newbuilding vessels and their employment upon delivery:

				Daily
				Time
		Year Built -		Charter
		Expected		Hire
Vessel	Dwt	Delivery (1)	Time Charter Employment Expiration (2)	Rate (3)	Profit Share
Woodstar	53,100	Oct 2008	Jan 2014	$18,300	—
			Jan 2014 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Crowned Eagle	56,000	Nov 2008	Charter Free	—	—
Crested Eagle	56,000	Feb 2009	Charter Free	—	—
Stellar Eagle	56,000	Apr 2009	Charter Free	—	—
Thrush	53,100	Sep 2009	Charter Free	—	—
Bittern	58,000	Sep 2009	Dec 2014	$18,850	—
			Dec 2014 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Canary	58,000	Oct 2009	Jan 2015	$18,850	—
			Jan 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Thrasher	53,100	Nov 2009	Feb 2016	$18,400	—
			Feb 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Crane	58,000	Nov 2009	Feb 2015	$18,850	—
			Feb 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Avocet	53,100	Dec 2009	Mar 2016	$18,400	—
			Mar 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Egret (4)	58,000	Dec 2009	Sep 2012 to Jan 2013	$17,650	50% over $20,000
Golden Eagle	56,000	Jan 2010	Charter Free	—	—
Gannet (4)	58,000	Jan 2010	Oct 2012 to Feb 2013	$17,650	50% over $20,000
Imperial Eagle	56,000	Feb 2010	Charter Free	—	—

				Daily
				Time
		Year Built -		Charter
		Expected		Hire
Vessel	Dwt	Delivery (1)	Time Charter Employment Expiration (2)	Rate (3)	Profit Share
Grebe(4)	58,000	Feb 2010	Nov 2012 to Mar 2013	$17,650	50% over $20,000
Ibis (4)	58,000	Mar 2010	Dec 2012 to Apr 2013	$17,650	50% over $20,000
Jay	58,000	Apr 2010	Sep 2015	$18,500	50% over $21,500
			Sep 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Kingfisher	58,000	May 2010	Oct 2015	$18,500	50% over $21,500
			Oct 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Martin	58,000	Jun 2010	Dec 2016 to Dec 2017	$18,400	—
Besra (5)	58,000	Oct 2010	Charter Free	—	—
Cernicalo (5)	58,000	Jan 2011	Charter Free	—	—
Nighthawk	58,000	Mar 2011	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	Jul 2011	Jan 2018 to Jan 2019	$18,400	—
Fulmar (5)	58,000	Jul 2011	Charter Free	—	—
Owl	58,000	Aug 2011	Feb 2018 to Feb 2019	$18,400	—
Petrel (4)	58,000	Sep 2011	Jun 2014 to Oct 2014	$17,650	50% over $20,000
Goshawk (5)	58,000	Sep 2011	Charter Free	—	—
Puffin (4)	58,000	Oct 2011	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (4)	58,000	Nov 2011	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (4)	58,000	Dec 2011	Sep 2014 to Jan 2015	$17,650	50% over $20,000
Snipe(5)	58,000	Jan 2012	Charter Free	—	—
Swift (5)	58,000	Feb 2012	Charter Free	—	—
Raptor (5)	58,000	Mar 2012	Charter Free	—	—
Saker (5)	58,000	Apr 2012	Charter Free	—	—

(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.

(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.

(3)	The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 2.25% to 6.25%, to third party ship brokers. Revenue recognition for the long term charters with base rates will be based on an average daily base rate over the life of the charter from commencement of the charter.

(4)	The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.

(5)	Options for construction exercised on December 27, 2007.
Glossary of Terms:
Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.
Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.
Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
Conference Call Information
As previously announced, members of Eagle Bulk’s senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday, August 7, 2008, to discuss these results.
To participate in the teleconference, investors and analysts are invited to call 866-770-7146 in the U.S., or 617-213-8068 outside of the U.S., and reference participant code 25570315. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.
A replay will be available following the call until 11:59 p.m. ET on August 14th, 2008. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 62102410.
About Eagle Bulk Shipping Inc.
Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.
Forward-Looking Statements
Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.
Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.
Visit our website at www.eagleships.com
Contact:
Company Contact:
Alan Ginsberg
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 212-785-2500
Investor Relations / Media:
Jon Morgan
Perry Street Communications, New York
Tel. +1 212-741-0014

Source: Eagle Bulk Shipping Inc.